Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2011 RESULTS

San Jose, Calif., July 28, 2011 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the second quarter ended June 30, 2011.

Revenue Highlights: Second Quarter 2011

•	Total revenues were $70.7 million.

•	Micro-electronics revenue was $60.5 million.

•	Imaging & Optics revenue was $10.2 million.

Total revenue for the second quarter of 2011 was $70.7 million, compared to $74.6 million of total revenue in the second quarter of 2010. Micro-electronics revenue for the second quarter of 2011 was $60.5 million, compared to $65.1 million in the prior year second quarter. Imaging & Optics total revenue was $10.2 million, compared to second quarter 2010 Imaging & Optics revenue of $9.5 million.

Generally accepted accounting principles (GAAP) net income for the second quarter of 2011 was $11.6 million, or $0.23 per diluted share, which included non-cash charges of $8.8 million for stock-based compensation and $4.2 million for amortization of acquired intangibles.

Non-GAAP net income for the second quarter of 2011 was $21.4 million or $0.41 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets, and related tax effects.

“Total revenue for the second quarter was $70.7 million. Cash, cash equivalents, and investments increased $27.6 million during the quarter, and were $527.1 million at June 30, 2011,” stated Robert A. Young, chief executive officer and president, Tessera Technologies, Inc. “Early in the third quarter, we hired Rich Chernicoff to lead the Intellectual Property and Micro-electronics division of Tessera, Inc. His deep customer and industry contacts along with licensing expertise and experience will be instrumental for us to capitalize on the opportunities that lie ahead.

“Turning to Imaging & Optics, we anticipate sales of our MEMS products will be a significant growth driver starting in 2012. In addition, as part of our goal to expand our long-term growth opportunities, we are examining strategies to capture a greater percentage of the camera module market.”

Revenue Highlights: Six-month Period Ended June 30, 2011

•	Total revenue was $138.5 million.

•	Micro-electronics revenue was $114.1 million.

•	Imaging & Optics revenue was $24.4 million.

GAAP net income for the six-month period was $22.8 million, or $0.44 per diluted share. Non-GAAP net income for the six-month period was $40.3 million, or $0.77 per diluted share.

Third Quarter 2011 Financial Guidance

Tessera Technologies, Inc. has adjusted its guidance practice and, starting with the third quarter of 2011, will provide quarterly financial guidance after the second month of a quarter. The company expects that providing guidance at this later point in the quarter will provide greater visibility to investors because management will typically have received and reviewed the majority of the company’s royalty reports before guidance is provided.

Prepared Remarks and Conference Call Information

Concurrent with the publication of its earnings press release, Tessera will post to its website management’s prepared remarks regarding Tessera’s quarterly performance. These prepared remarks are being made available in order to provide the investment community with additional time to analyze Tessera’s results prior to the conference call. The second quarter 2011 earnings conference call will include brief remarks from management, followed by a Q&A session.

Tessera will hold its second quarter 2011 earnings conference call at 2:00 P.M. Pacific (5:00 P.M. Eastern) today. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at

www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 82103107.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results, the size of market opportunities, growth of the company’s served markets, industry and technology trends, use of the company’s technology in additional applications, impact of volume pricing adjustments in our Micro-electronics segment and revenue growth in our Imaging & Optics segment, future investment and development resources, the expansion of the company’s intellectual property portfolios, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include changes to the company’s plans or operations relating to its businesses and groups, market or industry conditions; delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Form 10-Q for the period ended March 31, 2011 include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. More than 65% of Tessera’s employees are dedicated technologists or inventors. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification Topic 718 – Stock Compensation upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to Tessera’s reported GAAP net income.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Royalty and license fees	$65,402	$68,356	$127,660	$127,209
Product and service revenues	5,328	6,221	10,843	11,630

Total revenues	70,730	74,577	138,503	138,839

Operating expenses:
Cost of revenues	5,361	5,788	10,873	10,981
Research, development and other related costs	18,785	18,340	37,398	34,153
Selling, general and administrative	22,775	20,152	42,239	39,410
Litigation expense	7,208	4,343	13,204	10,940
Restructuring charges	—	—	2,059	—

Total operating expenses	54,129	48,623	105,773	95,484

Operating income	16,601	25,954	32,730	43,355
Other income and expense, net	726	442	1,334	963

Income before taxes	17,327	26,396	34,064	44,318
Provision for income taxes	5,741	11,413	11,266	19,508

Net income	$11,586	$14,983	$22,798	$24,810

Basic and diluted net income per share:

Net income per share - basic	$0.23	$0.30	$0.45	$0.50

Net income per share - diluted	$0.23	$0.30	$0.44	$0.49

Weighted average number of shares used in per share calculations - basic	51,106	50,028	50,965	49,922

Weighted average number of shares used in per share calculations - diluted	51,442	50,260	51,386	50,238

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	December 31, 2010*
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,086	$69,268
Short-term investments	449,986	405,737
Accounts receivable, net	7,106	11,797
Inventories	1,777	1,852
Short-term deferred tax assets	7,124	7,126
Other current assets	6,538	9,900

Total current assets	549,617	505,680

Property and equipment, net	37,406	42,121
Intangible assets, net	84,178	89,956
Goodwill	49,653	49,653
Long-term deferred tax assets	21,877	21,877
Other assets	2,568	2,567

Total assets	$745,299	$711,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,725	$4,765
Accrued legal fees	6,354	5,088
Accrued liabilities	15,781	21,161
Deferred revenue	2,512	5,754
Income tax payable	1,042	—

Total current liabilities	28,414	36,768

Deferred tax liabilities	4,627	4,627
Other long-term liabilities	4,745	5,876

Stockholders’ equity:
Common stock	52	51
Additional paid-in capital	456,906	437,027
Treasury stock	(10,505)	(10,505)
Accumulated other comprehensive income	551	299
Retained earnings	260,509	237,711

Total stockholders’ equity	707,513	664,583

Total liabilities and stockholders’ equity	$745,299	$711,854

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP net income	$11,586	$14,983	$22,798	$24,810

Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	129	121	272	296
Stock-based compensation - research, development and other related costs	2,408	2,573	4,854	5,250
Stock-based compensation - selling, general and administrative	6,290	4,717	9,765	8,731
Amortization of acquired intangibles - cost of revenues	1,707	1,706	3,414	3,412
Amortization of acquired intangibles - research, development and other related costs	740	722	1,493	1,366
Amortization of acquired intangibles - selling, general and administrative	1,698	1,170	3,330	2,291
Tax adjustments for non-GAAP items	(3,196)	(2,760)	(5,556)	(5,090)

Non-GAAP net income	$21,362	$23,232	$40,370	$41,066

Non-GAAP net income per common share - diluted	$0.41	$0.45	$0.77	$0.80

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	52,525	51,190	52,535	51,103

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Micro-electronics Segment
Royalty and license fees	$60,487	$65,094	$114,102	$120,850
Past production payments	—	—	—	—

Total Micro-electronics revenues	60,487	65,094	114,102	120,850
Imaging and Optics Segment
Royalty and license fees	4,915	3,262	13,558	6,359
Product and service revenues	5,328	6,221	10,843	11,630

Total Imaging and Optics revenues	10,243	9,483	24,401	17,989

Total revenues	$70,730	$74,577	$138,503	$138,839